Exhibit 10.02
Amended 2023 Unit Performance Plan

Corporate Performance Measures and Named Executive Officer Target Variable Pay Opportunities

On November 30, 2022 the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Eastman Chemical Company (the “Company”) approved the corporate performance measures, eligible employees (including the executive officers), and target variable pay opportunities for the 2023 Unit Performance Plan (the "UPP"). The UPP is filed as Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and is described in the Company's 2023 Annual Meeting Proxy Statement under “Executive Compensation - Compensation Discussion and Analysis - Elements of our Executive Compensation - Annual Cash Compensation - Base Salary and Incentive Pay - Annual Incentive Pay – Unit Performance Plan”.

For 2023, UPP corporate performance will be measured by: (i) GAAP earnings before interest and taxes, adjusted by the Committee to exclude non-core and any unusual or non-recurring items (typically the same non-core and any unusual or non-recurring items as those excluded from earnings in the non-GAAP financial measures disclosed by the Company in its public financial results disclosures) (“adjusted EBIT”); and (ii) “modified operating cash flow,” defined as GAAP net cash provided by operating activities , subject to adjustment by the Committee for any unusual, non-core, or non-recurring cash sources or uses distortive of operating cash flow. Midway through the year, the Company evaluated macroeconomic developments and their impact on Eastman’s path to creating value for shareholders. This evaluation was reviewed by the full board and the Compensation Committee. The Compensation Committee determined that it was important for Eastman’s executive officers to increase emphasis on the critical priorities of inventory control and cash management relative to earnings given its strategic priorities and impact on shareholder value.  In order to more appropriately align the incentives under the UPP with these updated priorities, at its August 2, 2023 meeting the Compensation Committee increased the emphasis on cash flow by raising the weighting of that metric to 50% from 25%, and correspondingly decreased the weighting on adjusted EBIT to 50%. No changes were made to the goals themselves, which continued to be rigorous and challenging. The target 2023 adjusted EBIT and operating cash flow and corresponding target UPP payout pool amount will be based on the Company's adjusted EBIT and operating cash flow targets under the annual business plan for 2023 as approved by the Board of Directors. In addition, the 2023 UPP includes a safety metric modifier that provides potential upward (10%) or downward adjustments (5%) to the payout pool based on performance against safety metric goals. The Compensation Committee will approve the 2023 UPP cash payout pool amount in early 2024 based upon actual adjusted EBIT and operating cash flow compared to the pre-set adjusted EBIT and operating cash flow targets, subject to adjustment based on the Committee’s evaluation of overall business and financial conditions and corporate performance.

The portion of the UPP award pool allocated to the executive officers will be determined by aggregating their individual target variable pay amounts multiplied by a "performance factor" corresponding to the Committee’s evaluation of overall performance compared to pre-established organizational and personal performance objectives. For 2023, the target variable pay for performance that meets the pre-established objectives under the UPP (expressed as a percentage of annual base salary) for the principal executive officer, the principal financial officer, and the current other executive officers for whom executive compensation disclosure was provided in the Company's 2023 Annual Meeting Proxy Statement (the “named executive officers”) will be 150% for Chief Executive Officer Mark J. Costa, 100% for each of Senior Vice President and Chief Financial Officer William T. McLain, Jr., and Executive Vice President and Chief Commercial Officer Brad A. Lich, and 85% for Executive Vice President and Chief Legal Officer Kellye L. Walker and Executive Vice President, Manufacturing and Chief Sustainability Officer, Stephen G. Crawford. The Compensation Committee may consider changing target executive UPP compensation for 2023 based upon comparable pay for similar jobs at identified peer and other companies and for any executives who change responsibilities or positions during 2023.

After the end of 2023, in connection with the determination of the amount of the total UPP award pool available to the executive officers, the Chief Executive Officer will assess the other executives' individual performance against pre-established goals and expectations and recommend to the Compensation Committee the amounts of the individual payouts from the portion of the total UPP award pool allocated to the executive officers. Based on the Chief Executive Officer's assessment, the Compensation Committee will determine the UPP payouts to the executive officers for 2023 in early 2024. The Compensation Committee will review the CEO's performance against his individual financial, organizational, and strategic objectives and determine his payout for 2023 in early 2024. The UPP payouts, if any, to the CEO and other executive officers for 2023 will be disclosed in the Company's Proxy Statement for its 2024 Annual Meeting of Stockholders.